Exhibit 21.1

Subsidiaries of GXO Logistics, Inc.

Entity	Location of Incorporation
GXO Logistics, Inc.	Delaware
GXO Enterprise Services LLC	Delaware
GXO Logistics UK Limited	Scotland
GXO Logistics Europe SAS	France
GXO Logistics International SAS	France
GXO Logistics Services UK Limited	United Kingdom
XPO Supply Chain Netherlands BV	Netherlands
XPO Supply Chain Netherlands III BV	Netherlands
GXO Logistics Spain SL	Spain
GXO Logistics France SAS	France
GXO Logistics Italy SPA	Italy
GXO Logistics Finance, LLC	Delaware
GXO Logistics Worldwide Holding Company, LLC	Delaware
GXO Logistics Worldwide, LLC	Delaware
GXO Logistics Holding Company, LLC	Delaware
GXO Logistics Supply Chain, Inc.	North Carolina
JHCI Holdings, Inc.	Delaware
JHCI Acquisitions, Inc.	Delaware
GXO Warehouse Company, Inc.	Iowa

The names of certain consolidated subsidiaries that do not constitute a significant subsidiary have been omitted. Entities directly owned by subsidiaries of GXO Logistics, Inc. are indented and listed below their immediate parent. Ownership is 100% unless otherwise indicated.